Exhibit 10.1

LNB Bancorp, Inc.

2014 CEO Incentive Plan

Section I.          PURPOSE

The LNB Bancorp, Inc. 2014 CEO Incentive Plan is designed to reward the CEO with incentive compensation payments for achieving profitability goals and subjective goals.

Section II.         DEFINITIONS

The following terms, as used in this Plan, shall mean:

A.	Committee. The Compensation Committee of the Board of Directors of LNB Bancorp, Inc., or such other committee as such Board may designate.

B.	Employer or LNB Bancorp, Inc. LNB Bancorp, Inc., its subsidiaries and affiliates.

C.
Employment Agreement. The Employment Agreement, dated as of January 28, 2005, as amended as of July 16, 2008 and December 12, 2008; by and among Daniel E. Klimas, LNB Bancorp, Inc. and The Lorain National Bank.

D.	Plan year. January 1, 2014 through December 31, 2014.

E.	Plan. The LNB Bancorp, Inc. 2014 CEO Incentive Plan.

F.	Incentive Payment. Payment earned by CEO on the Incentive Payment Date, as determined in accordance with Section IV and the other terms of this Plan.

G.
Incentive Payment Date. The date on which an Incentive Payment to the CEO is paid, which shall be as soon as reasonably practicable after such payment is calculated and authorized by the Committee, but not later than two and one-half months following the end of the Plan year.

H.
Profitability. Profitability is defined as net income after tax of LNB  Bancorp, Inc. and its consolidated subsidiaries for the Plan year, as determined by the Committee. The Committee has the discretion to adjust the methodology for calculating Profitability to account for any unforeseen occurrences which may affect the determination of whether the Profitability Goal was achieved.

I.
Profitability Goal. An amount of Profitability established as a goal by the Committee in its discretion and solely for purposes of this Plan, based on the Employer's annual budget as determined by its Audit and Finance Committee, and communicated to the CEO at the outset of the Plan.

Section III.        ELIGIBILITY

The CEO of LNB Bancorp, Inc. is eligible to participate in this Plan. The Committee has the authority, in its discretion, to designate the CEO who will participate in the Plan during the Plan year.

Section IV.        AMOUNT OF INCENTIVE PAYMENT

Subject to the other terms of this Plan, the amount of the Incentive Payment earned by the CEO under this Plan will be determined, based on Employer's actual Profitability achievement for the Plan year relative to the percentage of the Profitability Goal, a percentage  of up to 50%  of the CEO's base salary, and on other terms as determined, interpreted and established in the sole discretion of the Committee.

Section V.         OTHER INCENTIVE PAYMENT TERMS

A.           Payments and Deductions/Withholding Taxes.

Employer will pay the CEO the Incentive Payment on the Incentive Payment Date provided the CEO is an active employee of Employer on that date. The amount of the Incentive Payment, if any, shall be calculated as provided in Section IV of this Plan. Deductions may also be made at the discretion of Employer and in accordance with applicable law for any amounts the CEO owes to Employer.

Employer may withhold from any amounts payable under or in connection with this Plan all federal, state, local and other taxes as may be required to be withheld by Employer under applicable law or governmental regulation or ruling.

B.              Incentive Payment Calculation.

The  Committee  will  have  the  sole  authority  and  discretion  to  evaluate  all  aspects  of  the Employer's incentive compensation awards and to determine performance  and the total amount of · compensation  available to the CEO in the aggregate.   Generally, subject in all cases to terms as determined, interpreted and established  in the sole discretion of the Committee, up to 50% of the total amount of incentive payment available to the CEO will be based upon whether the Employer achieves  the  actual  Profitability  within  a  range  of  specified  minimum,  target  and  maximum percentages of the Profitability Goal.  The Committee will assign personal objectives for the CEO upon which up to 50% of the incentive payment will be based.

The Committee retains the right and authority (in addition to any other rights or remedies of Employer) not to pay all or any part of an Incentive Payment to the CEO based on operational wrongdoing or misconduct of the CEO, as determined by the Committee in its sole discretion. The Employer must document all such exceptions to this Plan, including but not limited to, forfeiture of payments.

Section VI.        GENERAL PROVISIONS

A.	Administration. The Plan shall be administered by the Committee. The Committee has the sole and exclusive authority, subject to any limitations specifically set forth in this Plan, to:

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adopt, amend, alter and repeal this Plan at any time as it deems advisable in its sole discretion from time to time; construe, interpret, administer and implement the terms and provisions of this Plan; and otherwise supervise the administration of this Plan. Notwithstanding the foregoing, all decisions made by the Committee pursuant to the provisions of this Plan are final and binding on all persons, including CEO, but may be made by their terms subject to ratification or approval by the Board of Directors of LNB Bancorp, Inc. or another committee of the Board of Directors.

B.  No Implied Rights to Employment. Neither this Plan nor any Incentive Payment hereunder shall be construed as giving any individual any right to continued employment or any particular level of salary or benefits with Employer. This Plan does not constitute a contract of employment, and Employer expressly reserves the right at any time to terminate any CEO free from liability or any claim.

C.  Other Compensation Plans. Nothing contained in this Plan prevents Employer from adopting or modifying other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.                        ·

D. Successors; Amendments. All obligations of Employer with respect to Incentive Payments under this Plan are binding on any  successor to Employer, whether as a result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of Employer. The CEO may not assign any rights or obligations under this Plan without the written consent of Employer.

E. Validity. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

F. Governing Law; Interpretation. This Plan shall be construed in accordance with and governed by the laws of the State of Ohio, without giving effect to the conflict of law principles of such State. This Plan is not intended to be governed by the Employee Retirement Income Security Act and shall be so construed and administered. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this plan.

G. Conflicts with Law.  If any provision of the Plan violates local state or federal law, the applicable law shall control.

H. Entire Agreement. This Plan embodies the entire agreement and understanding between Employer and the CEO with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating hereto, except as expressly stated herein.

The CEO and Employer have agreed to the terms of this Plan as of the latest date set forth below.

“Employee”		Date:

Approved:

"Employer"

Approved
Date:

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